EXHIBIT 10.1(d)

Marketing and License Agreement

This Marketing and License Agreement (this “Agreement”) is made and shall be effective as of February 24, 2000 by and among Kyowa Hakim Kogyo Co., Ltd., a Japanese corporation with its principal place of business located at 1-6-1 Ohtemachi, Chiyoda-ku, Tokyo 100-8185, Japan (hereinafter referred to as “Kyowa”), H. Lundbeck A/S, a Danish corporation with its principal place of business located at 9 Ottiliavej, DK-2S00 Valby, Copenhagen, Denmark (hereinafter referred to as “Lundbeck”), and Cephalon, Inc., a Delaware corporation with its principal place of business located at 145 Brandywine Parkway, West Chester, Pennsylvania 19380-4245, U.S.A. (hereinafter referred to as “Cephalon”).

WITNESSETH:

WHEREAS, Kyowa, under the terms and conditions of a license agreement dated as of May 15, 1992, as amended (the “Kyowa License”), granted to Cephalon the right to develop, use and sell pharmaceutical products containing the substance KT7515; said right, including the right to sublicense, being exclusive in the United States of America and semi-exclusive in the rest of the wor1d;

WHEREAS, under the terms and conditions of that certain Joint Research, Development and License Agreement dated as May 28, 1999 by and between Cephalon and Lundbeck (the “Lundbeck Sublicense”), Cephalon granted to Lundbeck an exclusive sublicense under the Kyowa License, product rights in certain territories outside the United States of America to a product developed by Cephalon that is based on KT7515 and which shall be known hereafter as CEP-1347;

WHEREAS, Cephalon and Lundbeck, under the Lundbeck Sublicense, contemplated entering into further discussions with Kyowa with the objective of obtaining from Kyowa certain additional territorial marketing rights covering pharmaceutical product(s) containing CEP-1347 (the “Product”);

WHEREAS, after discussions with Cephalon on and Lundbeck, Kyowa wishes to grant and Lundbeck wishes to accept a license from Kyowa to commercialize the Product in those countries set forth on Exhibit A attached hereto (the “Lundbeck Exclusive Territory”);

WHEREAS, in consideration of the grant of a license from Kyowa, Lundbeck wishes to grant to Kyowa an option under which Kyowa may obtain certain co-promotion rights to the Product in the United Kingdom, Germany and Italy; and

WHEREAS, as a result of the agreements between Kyowa and Lundbeck hereunder, Cephalon wishes to clarify and amend certain of its obligations both under the Kyowa License and the Lundbeck Exclusive License.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby affirmed, and intending to be bound legally, the parties hereby agree as follows:

Article 1. Grant of License. Kyowa hereby grants to Lundbeck all of its semi-exclusive rights to commercialize the Product in the Lundbeck Exclusive Territory. Kyowa and Lundbeck further agree to enter into a form of license agreement, or to establish additional terms and conditions of licensure, if any, as they may deem necessary to effectuate the intent of this license grant, but in no event shall such further agreement or terms require that Lundbeck pay Kyowa any remuneration, or to take any action for the benefit of Kyowa that Lundbeck may deem detrimental to its own interests, beyond that agreed upon herein. Under the Lundbeck Sublicense, Cephalon has granted to Lundbeck all of its semi-exclusive rights to commercialize the Product in the Lundbeck Exclusive Territory. On the basis of these two such semi-exclusive license grants, Cephalon and Kyowa each hereby affirm to Lundbeck that (i) it has granted to Lundbeck all of its respective rights to commercialize the Product in the Lundbeck Exclusive Territory; and (ii) without any further remuneration or action other than as provided herein, Lundbeck now holds an exclusive license (exclusive even as to Cephalon and Kyowa) to commercialize the Product in the Lundbeck Exclusive Territory.

Article 2. Option to Obtain Certain Co-Promotion Rights. Subject to the terms and conditions set forth herein, promptly following the submission by Lundbeck of any marketing authorization application seeking approval of the competent regulatory authority in any Country in the Lundbeck Exclusive Territory (including, without limitation, the European Medicines Evaluation Agency) to enable Lundbeck (or an affiliate or assignee of Lund beck) to market the Product, Kyowa shall have the option (which may be exercised pursuant to written notice provided Lundbeck) to co-promote the Product as the exclusive authorized representative of Lundbeck in the United Kingdom, Germany and Italy. In consideration of undertaking such co-promotion efforts, Lundbeck sha1l pay Kyowa an amount equal to [**] percent ([**]%) of all earnings derived from the sale of the Product in such countries or otherwise to compensate Kyowa in a manner that provides Lundbeck and Kyowa with a respective share of earnings of [**]. Kyowa and Lundbeck further shall mutually agree on the nature and scope of said co-promotion rights, and shall enter into a form of co-promotion agreement, or to establish additional terms and conditions for such co-promotion, as they may deem necessary and appropriate, but in no event shall such further agreement or terms require that Lundbeck pay Kyowa any remuneration, or to take any action for the benefit of Kyowa that Lundbeck may deem detrimental to its own interests beyond that agreed upon herein. For purposes of clarification, the co-promotion rights of Kyowa established hereunder shall survive for so long as Lundbeck shall be selling the Product in the Lundbeck Exclusive Territory.

Article 3. The Kyowa License.

(a)          For so long as Lundbeck shall be required to pay Kyowa those amounts established in Article 2 hereof, then in lieu of any amounts otherwise due and payable to Kyowa under the Kyowa License Cephalon shall pay directly to Kyowa a royalty in an amount equal to [**] percent ([**]%) of the Net Selling Price of CEP-1347 by Lundbeck in the Lundbeck Exclusive Territory.

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)         Cephalon on and Kyowa acknowledge and agree that nothing contained in this Agreement shall limit or otherwise affect Cephalon’s semi-exclusive marketing rights to CEP-1347 in Japan and the rest of Asia established under the Kyowa License.

Article 4. The Lundbeck Sublicense.

(a)          Lundbeck and Cephalon acknowledge and agree that upon the execution of this Agreement by the parties:

(i)                                     Cephalon shall have satisfied its obligations under Section 5.5(b) of the Lundbeck Sublicense;

(ii)                                  Section 5.5(c) and Section 17.2 of the Lundbeck Sublicense shall be void and of no further force and effect;

(iii)                               The additional license fee established under Section 7.3 of the Lundbeck Sublicense shall be due and payable immediately upon the execution of   this Agreement; and

(iv)                              The royalty rate(s) established under Section 7.2(a) of the Lundbeck Sublicense shall be reduced by [**] percent ([**]%) for so long as Lundbeck shall be required to pay Kyowa those amounts established in Article 2 hereof.

(b)         Lundbeck and Cephalon agree that the execution and delivery of this Agreement satisfies the condition set forth in Section 7.4(a)(i)(A) of the Lundbeck Sublicense.

Article 5. Genera1

(a)          Headings. The headings and captions used herein are for the convenience of the parties only and they are not intended to be construed to define, limit, or affect the construction or interpretation hereof.

(b)         Entire Agreement. This Agreement, together with the Lundbeck Sublicense, contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same.  This Agreement may not be changed, modified, or amended except by a written instrument signed by all of the parties.

(c)          Further Assurances. Each party agrees to execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

(d)         Severability. If any Article or part thereof contained in this Agreement is declared invalid by any court of competent jurisdiction or government agency having jurisdiction, such declaration shall not affect the remainder of the Article or the other Articles and each

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

shall remain in full force and effect. To the extent possible, the parties shall reform such invalidated Article or part thereof in a manner that will render such provision valid without impairing the original intent of the parties.

(e)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together. shall constitute the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first above written.

H. LUNDBECK A/S		KYOWA HAKKO KOGYO CO., LTD.

By:	/s/ Claus Braestrup	By:	/s/ Yoh Tokoro
Claus Braestrup		Yoh Tokoro
Title:	Executive Vice President	Title:	Senior Executive Officer
April 10, 2000

CEPHALON, INC.

By:	/s/ Peter E. Grebow
Title: Senior Vice President Worldwide Business Development

Exhibit A - List of Countries in the Lundbeck Exclusive Territory

Western Europe

Andorra

Austria

Belgium

Denmark

Finland

France

Germany

Greece

Iceland

Ireland

Italy

Liechtenstein

Luxembourg

Malta

Monaco

The Netherlands

Norway

Portugal

Spain

Sweden

Switzerland

United Kingdom

Eastern Europe

Albania

Bulgaria

Czech Republic

Hungary

Poland

Romania

Serbia, Croatia, Macedonia, Bosnia-Herzegovina and any country that was formerly part of Yugoslavia.

Slovakia

Any country that was formerly part of the Soviet Union.

Other

Australia

New Zealand

South Africa